 EXHIBIT 10.1

MORTGAGE LOAN PURCHASE AGREEMENT

This MORTGAGE LOAN PURCHASE AGREEMENT is made and entered into as of June 23, 2009 (the “Agreement”), by and between First Place Bank, a federally chartered savings association, having its principal office at 185 East Market Street, Warren, Ohio 44481-1102 (“Purchaser”), and AmTrust Bank, a federally chartered savings bank, having its principal office at 1801 East 9th Street, Suite 200, Cleveland, Ohio 44114-3103 (the “Seller”).

RECITALS

The Parties have entered into a Purchase and Assumption Agreement concurrently with this Agreement.  This Mortgage Loan Purchase Agreement is subject to and conditioned upon the closing of the Purchase and Assumption Agreement.

Purchaser has agreed to purchase from Seller and Seller has agreed to sell to Purchaser up to $175,000,000 of Mortgage Loans, as further set forth in the Purchase and Assumption Agreement.  This Agreement is intended to set forth the terms and conditions by which Seller shall transfer and Purchaser shall acquire such mortgage loans.

In consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein.

Adjustable Rate Mortgage Loan:  Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

Adjustment Date:  As to each Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agency:  Either Fannie Mae or Freddie Mac.

Agreement:  This Mortgage Loan Purchase and Interim Servicing Agreement including all amendments hereof and supplements and exhibits hereto.

Appraised Value:  The value of the related Mortgaged Property as set forth in an appraisal made in connection with the origination of a Mortgage Loan or the sale price of the related Mortgaged Property if the proceeds of such Mortgage Loan were used to purchase such Mortgaged Property, whichever is less.

Assignment of Mortgage:  An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Purchaser.

Business Day:  Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of Ohio are authorized or obligated by law or executive order to be closed.

Closing:  The consummation of the sale and purchase of each Mortgage Loan Package.

Closing Date:  The date on which the purchase and sale of the Mortgage Loans is consummated, which is scheduled to be August 28, 2009, or such other date as the parties mutually agree.

Collateral Documents: The collateral documents pertaining to each Mortgage Loan as set forth in Exhibit A hereto.

Collateral File:  With respect to each Mortgage Loan, a file containing each of the Collateral Documents.

Credit File:  With respect to each Mortgage Loan, the documents described on Exhibit A together with any other documents held by the Seller in connection with the Mortgage Loans.

Cut-off Date:  August 23, 2009, or 5 days prior to the Closing Date if the Closing Date changes from the date currently scheduled.

Cut-off Date Balance:  The aggregate unpaid principal balance of the Mortgage Loans in a Mortgage Loan Package as of the Cut-off Date, after application of (i) scheduled payments of principal due on such Mortgage Loans on or before such Cut-off Date, whether or not collected, and (ii) any Principal Prepayments received from the Mortgagor prior to the Cut-off Date.

Due Date:  The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Escrow Payments:  The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed, or in fact escrowed, by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan.

Fannie Mae:  The Federal National Mortgage Association or any successor organization.

Fixed Rate Mortgage Loan: Any Mortgage Loan the Mortgage Interest Rate of which is fixed for the term of such Mortgage Loan.

Freddie Mac:  The Federal Home Loan Mortgage Corporation or any successor organization.

Funding Deadline:  With respect to the Closing Date, one o'clock p.m. (1:00 p.m.) Ohio time, or such other time mutually agreed to by Purchaser and Seller.

Gross Margin:  With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note, which amount is added to the index in accordance with the terms of the related Mortgage Note to determine on each Interest Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

HUD:  The Department of Housing and Urban Development or any federal agency or official thereof that may from time to time succeed to the functions thereof.

Index:  With respect to any Adjustable Rate Mortgage Loan, either One Year LIBOR, One Year Treasury, or Sixty Day FNMA Required Net Yield

Interest Adjustment Date:  With respect to an Adjustable Rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

Interim Servicing Period:  With respect to any Mortgage Loan, the period commencing on the Closing Date and ending on the Servicing Transfer Date.

Lifetime Rate Cap:  With respect to each Adjustable Rate Mortgage Loan, the maximum Mortgage Interest Rate payable thereon as set forth in the related Mortgage Note.

LTV:  With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan as of the date of determination to the Appraised Value of the related Mortgaged Property.

MERS:  Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS Mortgage Loan:  Any Mortgage Loan registered with MERS on the MERS® System.

MERS® System:  The system of recording transfers of mortgages electronically maintained by MERS.

MIN:  The Mortgage Identification Number for any MERS Mortgage Loan.

MOM Loan:  Any Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

Monthly Payment:  The scheduled monthly payment of principal and interest on a Mortgage Loan.

Mortgage:  The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or a lien upon a leasehold estate of the Mortgagor, as the case may be.

Mortgage Interest Rate:  The annual rate at which interest accrues on any Mortgage Loan and with respect to an Adjustable Rate Mortgage Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note.

Mortgage Loan:  An individual mortgage loan that is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Collateral File, the Credit File, the Monthly Payments, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.  Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to all of the Mortgage Loans constituting the Mortgage Loan Package.

Mortgage Loan Package:  The Mortgage Loans sold to Purchaser pursuant to this Agreement.

Mortgage Loan Schedule:  The schedule of Mortgage Loans annexed to this Agreement as Exhibit C, such schedule setting forth the information described on Exhibit B, Transfer Requirements/Instructions, with respect to each Mortgage Loan, if available.

Mortgage Note:  The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property:  The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

Mortgagee:  The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

Mortgagor:  The obligor on a Mortgage Note.

Periodic Rate Cap:  With respect to each Adjustable Rate Mortgage Loan, the maximum amount by which the Mortgage Interest Rate may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect.

Person:  Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

PMI Policy:  A policy of private mortgage guaranty insurance relating to a Mortgage Loan and issued by a Qualified Insurer.

Purchase Price:  The amount paid on the Closing Date by Purchaser to Seller in exchange for the Mortgage Loans purchased on such Closing Date as set forth on Exhibit D.

Purchaser:  The Person identified as the “Purchaser” in the preamble to this Agreement or its successor in interest or any successor or assign to Purchaser under this Agreement as herein provided.  Any reference to “Purchaser” as used herein shall be deemed to include any designee of Purchaser and any Person to whom the Purchaser has assigned any Mortgage Loan.

Qualified Insurer:  An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, which insurer is approved in such capacity by an Agency.

Qualified Substitute Mortgage Loan:  A mortgage loan that must, on the date of substitution, (i) have an unpaid principal balance, after deduction of all scheduled payments due in the month of substitution (or if more than one (1) mortgage loan is being substituted, an aggregate principal balance), not in excess of the unpaid principal balance of the repurchased Mortgage Loan; (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the repurchased Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, the maturity date of the repurchased Mortgage Loan; (iv) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 3.02 hereof; (v) shall be the same type of Mortgage Loan (i.e., an Adjustable Rate Mortgage Loan or a Fixed Rate Mortgage Loan).

Repurchase Price:  With respect to any Mortgage Loan, a price equal to the sum of (i) 100% multiplied by the Stated Principal Balance of the Mortgage Loan, (ii) interest on such Stated Principal Balance at the Mortgage Interest Rate from the last date through which interest has been paid and distributed to Purchaser to the date of repurchase to the last day of the month of repurchase, and (iii) any amounts paid by or on behalf of the Purchaser for insurance, taxes, or other expenses related to the Mortgage Loan.

Seller:  AmTrust Bank, or any successor or assign under this Agreement as provided herein.

Seller Guidelines:  The Seller’s Seller/Servicer Guidelines and all amendments or additions thereto.

Servicing File:  With respect to each Mortgage Loan, the Credit File and hard copies of each document in the Collateral File.

Servicing Rights:  With respect to each Mortgage Loan, any and all of the following:  (i) all rights to service the Mortgage Loans; (ii) any payments or moneys payable or received for servicing the Mortgage Loans; (iii) any late fees, assumption fees, penalties or similar payments with respect to the Mortgage Loans; (iv) all agreements or documents creating, defining or evidencing any such Servicing Rights and all rights of Seller thereunder, including, but not limited to, any clean-up calls and termination options; (v) all accounts and other rights to payments related to any of the property described in this paragraph; (vi) possession and use of any and all Mortgage Loan Files pertaining to the Mortgage Loans or pertaining to the past, present, or prospective servicing of the Mortgage Loans; and (vii) all rights, powers and privileges incident to any of the foregoing.

Servicing Transfer Date:  August 31, 2009.

Stated Principal Balance:  With respect to each Mortgage Loan as of any date of determination:  (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts received by Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Transfer Requirements/Instructions:  The transfer requirements and guidelines attached as Exhibit B, Transfer Requirements/Instructions.

ARTICLE II

CONVEYANCE FROM SELLER TO PURCHASER

2.01.  Conveyance of Mortgage Loans; Possession of Collateral Files.

(a)  Mortgage Documents.  On the Closing Date, the Seller, simultaneously with the receipt of the Purchase Price, does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all rights, title and interest of the Seller in and to the Mortgage Loans, together with the Servicing Rights with respect to such Mortgage Loans, the Credit Files, and the Collateral Files and all rights under the documents contained therein for each Mortgage Loan.  The contents of each Servicing File required to be retained by the Seller to service the Mortgage Loans prior to the Servicing Transfer Date and thus not delivered to the Purchaser are and shall be held in trust by the Seller for the benefit of Purchaser as the owner thereof.  From the Closing Date through the Servicing Transfer Date, the Seller’s possession of any portion of the Servicing File is for the sole purpose of facilitating servicing of the related Mortgage Loan, and such retention and possession by the Seller shall be in a custodial capacity only.  From and after the Closing Date, the ownership of each Mortgage Note, Mortgage, and the contents of the Collateral File and Credit File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.  The Servicing File retained by the Seller shall be segregated from the other books and records of the Seller and shall be appropriately marked to clearly reflect the sale of the related Mortgage Loan to the Purchaser.

(b)  Sale of Mortgage Loans.  Except with respect to MERS Mortgage Loans, record title to each Mortgage and the related Mortgage Note shall be in the name of the Purchaser or as Purchaser shall designate.  The Seller shall reflect the sale of each Mortgage Loan on the Seller’s balance sheet and other financial statements as a sale of assets.  This Agreement continuously, from the time of its execution, shall be an official record of the Seller and Seller will maintain a copy of this Agreement and each agreement related hereto in its official books and records.

(c)  Delivery of Documents.  Three business days prior to the Closing Date, the Seller shall deliver the Collateral Files to the Purchaser.  Unless otherwise agreed by the parties, the Seller shall repurchase within thirty (30) days of demand from the Purchaser any Mortgage Loan as to which the Seller fails to deliver any Collateral Documents as required by this Agreement.  In the event that any of the original, recorded, Collateral Documents set forth in clauses (2) - (5) and (7) of the definition of Collateral Documents have not been delivered to the Purchaser in the time specified above (the "Missing Documents") either because such Missing Documents have not been returned by the applicable public recording office with respect to items (2) – (4) and (7), or because the final original title policy has not yet been issued by the title company with respect to item (5), then the Seller shall deliver to the Purchaser certified true and correct copies of the same and shall further deliver the originals of any such Missing Documents promptly upon its receipt thereof, but in no event later than ninety (90) days from the Closing Date.  If the Seller fails to deliver any of the Missing Documents relating to a Mortgage Loan within the time specified above, the Seller shall, upon written request from the Purchaser, repurchase such Mortgage Loan in accordance with Section 3.03.

(d)  Omitted.

(e)  MERS Compliance.  In connection with the purchase of any MERS Mortgage Loan, the Seller agrees that it will cause, no later than two Business Days after the Closing Date, at its own expense, the MERS® System to indicate that such Mortgage Loan has been assigned by the Seller to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS® System to identify the Purchaser of such Mortgage Loans and that for so long as Seller is servicing a MERS Mortgage Loan, it shall promptly update the MERS® System to reflect changes in the status of the MERS Mortgage Loan.  The Seller further agrees that it will not alter the information referenced in this sub-section with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

(f)  Delivery of Data Files.  The Seller shall promptly deliver to the Purchaser month end data files within one (1) Business Day after the Closing Date, in the format set forth on Exhibit B or as otherwise agreed by the parties.  Said files shall be sent to Purchaser at 999 East Main Street, Ravenna, Ohio 44266 (the “Ravenna Office”).

Section 2.02.  Due Diligence by Purchaser.  Prior to the Closing Date, Seller shall make available to Purchaser the Collateral File and Credit File for each Mortgage Loan.  Purchaser shall have the right to review the Collateral File and Credit File for each such Mortgage Loan, at Seller's offices or such other location agreed upon by Purchaser and Seller, for the purpose of determining whether each Mortgage Loan conforms in all respects to the applicable terms contained in the bid letter, which determination shall be made in Purchaser’s sole discretion.  The fact that the Purchaser has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s right to demand repurchase or to avail itself of any other remedy available hereunder if any Mortgage Loan fails to conform to the requirements of this Agreement.

Section 2.03.  Identification of Mortgage Loan Package.  At least three (3) Business Days prior to the Closing Date, Purchaser shall identify those Mortgage Loans that Purchaser intends to be included in the Mortgage Loan Package.

Section 2.04.  Credit Document Deficiencies Identified During Due Diligence.  If the Purchaser identifies any Mortgage Loan for which the related Credit File is missing material documentation (the “Missing Credit Documents”), Seller agrees to procure such Missing Credit Documents within sixty (60) days following the Closing Date, or if unable to do so, repurchase such Mortgage Loan at the Repurchase Price.  In the event of a default by a Mortgagor or any material impairment of the Mortgaged Property, in either case arising from or in connection with the failure of Seller to deliver the Missing Credit Document within the time specified above, Seller shall, in addition to its obligation to repurchase the Mortgage Loan, indemnify Purchaser from any loss, liability, or expense relating thereto.

Section 2.05.  Closing.  The Closing shall take place on the Closing Date and shall be subject to the satisfaction of each of the following conditions, unless otherwise waived by the prejudiced party(ies):

(a)  All of the representations and warranties of Seller under this Agreement shall be true and correct in all material respects as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

(b)  All of the representations and warranties of Purchaser under this Agreement shall be true and correct in all material respects as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

(c)  Delivery of documents as set forth in Section 2.01(c) above; and

(d)  Closing of the branch purchase transaction as set forth in the Purchase and Assumption Agreement between AmTrust Bank and First Place Bank.  If the branch purchase transaction is delayed or terminated, then this Mortgage Loan Purchase Agreement shall be correspondingly delayed or terminated.

Section 2.06.  Payment of the Purchase Price.  Subject to the conditions set forth in Section 2.05, Purchaser shall, unless otherwise agreed by the parties in writing, pay to Seller on the Closing Date the Purchase Price in accordance with the terms of the Purchase and Assumption Agreement.

Section 2.07.  Entitlement to Payments on the Mortgage Loans.  With respect to any Mortgage Loan purchased hereunder, Purchaser shall be entitled to (a) all scheduled principal due after the Cut-off Date; (b) all other recoveries of principal collected on or after the Cut-off Date, except for scheduled payments of principal due on or before the Cut-off Date; and (c) all payments of interest on such Mortgage Loan net of the Servicing Fee (minus that portion of any such payment that is allocable to the period prior to the Cut-off Date).

Section 2.08.  Payment of Costs and Expenses.  Each party shall pay its own legal fees and expenses and due diligence expenses.  The Seller shall pay any costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans including the costs of obtaining and assigning life of loan, fully transferable tax service contracts and life of loan, fully transferable flood service contracts, including fees for title policy endorsements and continuations, and for recording assignment of the Mortgages to Purchaser.  The Seller shall pay any costs and expenses required to validly assign and perfect the Mortgages in favor of Purchaser or its designated assignee as secured party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

Section 3.01.  Representations and Warranties Respecting Seller.  Seller represents, warrants, and covenants to Purchaser that, as of the Closing Date:

(a)  The Seller is a federally chartered savings bank and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and in any event such Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b)  The Seller has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and any agreements contemplated hereby, has duly executed and delivered this Agreement, and any agreements contemplated hereby, and this Agreement and each Assignment of Mortgage to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

(c)  Neither the execution and delivery of this Agreement, nor the origination or purchase of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with any of the terms, conditions or provisions of the Seller's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Seller or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d)  There is no litigation, suit, proceeding or investigation pending or threatened, or any order or decree outstanding, with respect to the Seller which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement, or which is reasonably likely to have a material adverse effect on the financial condition of the Seller.

(e)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement, or the sale of the Mortgage Loans and delivery of the Collateral Files to the Purchaser or the consummation of the transactions contemplated by this Agreement, except for consents, approvals, authorizations and orders which have been obtained;

(f)  The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g)  The Seller will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(h)  Seller is an approved seller/servicer of residential mortgage loans for the Agencies and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans.  The Seller is duly qualified, licensed, registered or otherwise authorized under all applicable federal, state and local laws, and regulations, and is in good standing to sell mortgage loans to and service mortgage loans for the Agencies and no event has occurred which would make Seller unable to comply with eligibility requirements or which would require notification to either Agency, which has not already been given;

(i)  The Seller does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement.  The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent.  The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay, or defraud any of the Seller's creditors.  To the best of the Seller’s knowledge, neither this Agreement nor any oral or written statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a fact necessary to make those statements not misleading;

(j)  The Seller shall not directly solicit, or provide information for or to any other party to directly solicit, the refinance of any Mortgage Loan;

(k)  The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans; and,

(l)  All information regarding each MERS Mortgage Loan as reflected in the MERS® System is accurate and complete.  At the time any Mortgage Loan is registered by the Seller with MERS, the Seller will be a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS, including all requirements set forth in the MERS Procedures Manual, as amended from time to time, in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS.

Section 3.02.  Representations and Warranties as to Individual Mortgage Loans.  References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.  References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence).  The Seller hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the Closing Date as follows:

(a)  As of the Closing Date, or such date as specified in the Mortgage Loan Schedule, the information set forth in the Mortgage Loan Schedule is complete, true and correct in all material respects;

(b)  All information regarding each MERS Mortgage Loan as reflected in the MERS® System is complete and accurate.

(c)  The Mortgage creates a valid, subsisting, and enforceable first lien or a first or second priority ownership interest in an estate in fee simple or a leasehold estate in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors.  With respect to a Mortgage Loan that is a Co-op Loan, the Mortgage creates a first lien or a first priority ownership interest in the stock ownership and leasehold rights associated with the cooperative unit securing the related Mortgage Note.

(d)  All payments due prior to the Cut-off Date for such Mortgage Loan have been made as of the Closing Date and have not been returned due to insufficient funds; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; a Mortgage Loan must not have been thirty days delinquent more than one time during the twelve months preceding the Closing Date; the Seller has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan.  As of the Closing Date, all of the Mortgage Loans will have an actual “Interest Paid to Date” no earlier than the Due Date preceding the Cut-off Date, as evidenced by a posting to Seller's servicing collection system.  No Monthly Payment is delinquent as of the Closing Date.

(e)
There are no defaults by Seller in complying with the terms of the Mortgage, and, at origination, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents that previously became due and owing have been paid;

(f)  The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser and the terms of which are reflected in the Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related primary mortgage insurance policy and title insurance policy, to the extent required by the related policies;

(g)  The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted to Seller with respect thereto; and, as of the Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding of which Seller has received notice;

(h)  All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Seller Guidelines or the Fannie Mae or Freddie Mac Guides, against loss by fire, hazards of extended coverage, and such other hazards as are provided for in the Seller Guidelines or the Fannie Mae or Freddie Mac Guide.  All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Seller and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid.  If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or Freddie Mac requirements.  Such policy was issued by an insurer acceptable under the Seller Guidelines or the Fannie Mae or Freddie Mac guidelines and contains a standard mortgagee clause naming the Seller and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid.  The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor.  Neither the Seller (nor any prior originator or servicer of any of the Mortgage Loans) nor, to the best of Seller’s knowledge, any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(i)  Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan and Seller have been complied with in all material respects; the Seller maintains, and shall maintain, evidence of such compliance if required by applicable law or regulation and shall make such evidence available for inspection at the Seller's office during normal business hours upon reasonable advance notice;

(j)  The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission.  The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

(k)  The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors.  The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto.  Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.  Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Seller has the full right to sell and assign the same to the Purchaser;

(l)  The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Seller has taken all action necessary to transfer such rights of enforceability to the Purchaser.  All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage.  The Mortgage Loan Documents are on forms acceptable to Fannie Mae and Freddie Mac.  The Mortgage Note and the Mortgage have been duly and properly executed by such parties.  No fraud, misrepresentation or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller or to the best of Seller’s knowledge, the Mortgagor or any other party involved in the origination or servicing of the Mortgage Loan.  There has been no error, omission, or negligence that would have a material adverse effect on the value or transferability of any Mortgage Loan.  Either the Mortgagor or a guarantor is a natural person.  The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m)  The Seller is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note.  Upon the sale of the Mortgage Loan to the Purchaser, the Seller will retain the Servicing File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of interim servicing and supervising the interim servicing of the Mortgage Loan.  The Seller had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest.  The Seller intends to relinquish all rights to possess, control, and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement.  After the Closing Date, the Seller will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Seller and the Purchaser;

 (n)  Each Mortgage Loan is covered by an ALTA lender's title insurance policy acceptable to Fannie Mae or Freddie Mac (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment.  Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance.  The Seller, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has, if necessary, been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Seller's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement.  No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Seller, nor any Mortgagor, has done, by act or omission, anything that would impair the coverage of such lender's title insurance policy;

(o)  There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Seller nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(p)
 There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(q)  All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(r)  Each Mortgage Loan was originated by or for the Seller pursuant to, and conforms with, the Seller’s underwriting guidelines.  The Mortgage Loan bears interest at a fixed or an adjustable rate as set forth in the Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month.  The Mortgage contains the usual and enforceable provisions of the Seller at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(s)  To the best of Seller’s knowledge, the Mortgaged Property is not subject to any material damage.  At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending, of which Seller has knowledge, for the total or partial condemnation of the Mortgaged Property.  The Seller has not received notification that any such proceedings are scheduled to commence at a future date;

(t)  The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure.  There is no homestead or other exemption available to the Mortgagor, which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(u)  If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(v)  The Servicing File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a qualified appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.  The appraisal is in a form acceptable to Fannie Mae or Freddie Mac;

(w)  All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B)(1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank, or (4) not doing business in such state;

(x)  The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage - and such collateral does not serve as security for any other obligation;

(y)  The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(z)  The Mortgage Loan does not contain “balloon” or "graduated payment" features; and no Mortgage Loan is subject to a buydown agreement or contains any buydown provision pursuant to which a person other than the Mortgagor is currently obligated to make payments on the Mortgage Loan;

(aa)  The Mortgagor is not in bankruptcy.  There are no circumstances or conditions with respect to the Mortgage or, to the best of Seller’s knowledge, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(bb)  The Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year.  The Mortgage Loan has an original term to maturity of not more than 30 years, with interest payable in arrears on the first day of each month.

(cc)  For non-MERS Mortgage Loans, the Assignment from the Seller is in recordable form and, when completed, is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(dd)  The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development.  Each residence or dwelling constitutes real property under local law.  Any condominium unit or planned unit development either conforms with applicable Fannie Mae or Freddie Mac requirements regarding such dwellings or is covered by a waiver confirming that such condominium unit or planned unit development is acceptable to Fannie Mae or Freddie Mac or is otherwise "warrantable" with respect thereto.  As of the Origination Date, no portion of the Mortgaged Property was used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been used for commercial purposes, such that any reasonable investor would consider the property to be viewed as commercial property;

(ee)  Principal payments on the Mortgage Loan commenced no more than sixty-two (62) days after the funds were disbursed in connection with the Mortgage Loan;

(ff)  To the best of Seller’s knowledge, the Mortgaged Property is lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, had been made or obtained from the appropriate authorities;

(gg)  To the best of Seller’s knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue and there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Seller has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(hh)  Except as set forth on the Mortgage Loan Schedule, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;

(ii)  No Mortgage Loan was made in connection with facilitating the trade-in or exchange of a Mortgaged Property;

(jj)  In the event a Mortgage Loan had a Loan to value at origination greater than 80% based upon the lesser of the sales price or the appraised value, the excess of the principal balance of the mortgage loan over an LTV of 78% is insured as to payment defaults by a current, transferable PMI Policy.  Unless the PMI Policy was cancelled at the request of the Borrower or automatically terminated and the current LTV is less than or equal to 78%, all premiums have been paid and all provisions of such PMI Policy have been and are being complied with.  There are no mortgage loans for which Seller is funding the private mortgage insurance premium, although there may be some Mortgage Loans for which the private mortgage insurance premium was prepaid by Seller in full.  All mortgage loans are in compliance with the Home Owner’s Protection Act and any corresponding state law.  No action has been taken or failed to be taken by Seller, on or prior to the Closing Date, which has resulted or will result in an exclusion from, denial of, or defense to coverage under any PMI Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, or for any other reason under such coverage;

(kk)  The Mortgage Loan was originated, within the meaning of section 3(a)(41) of the Securities Exchange Act of 1934, by i) a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, ii) a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority or iii) a mortgage banker or broker licensed or authorized to do business in the jurisdiction in which the related Mortgaged Property is located, applying the same standards used by the Seller in originating Mortgage Loans directly;

(ll)  None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares or a similar arrangement which affords the Mortgagors less than full-year occupancy rights;

(mm)  Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the Closing Date, delivered to the Purchaser or its designee, or its assignee;

(nn)  No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(oo)  The Seller used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Seller's portfolio at the Cut-off Date;

(pp)  The Mortgage Loan was not a “high cost”, “threshold” or “predatory” loan pursuant to Section 129 of the Truth in Lending Act (Section 32 of Regulation Z) regarding “high cost” mortgages or any applicable federal, state, or local law or regulation, or was otherwise exempt from the provisions of any such act, when originated;

(qq)  The origination and servicing practices used by the Seller and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business.  With respect to escrow deposits and payments that the Seller, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All Escrow Payments have been collected in full compliance with applicable state and federal law and the provisions of the related Mortgage Note and Mortgage; and Seller has paid all interest on escrow, if required by applicable law (subject to inapplicability pursuant to any applicable preemption), to the date of closing.  As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable.  No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note.

Section 3.03.  Remedies for Breach of Representations and Warranties.

(a)  Notice of Breach.  The representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to Purchaser and shall inure to the benefit of Purchaser and its assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Collateral Documents or Credit File, except to the extent that Purchaser has actual knowledge on or before the Closing Date of the specific facts that constitute a breach of any representation or warranty.  Upon discovery by either Seller or Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt notice to the other.

(b)  Cure/Repurchase.  Within ninety (90) days from the earlier of either discovery by or notice to Seller of a breach of a representation or warranty, Seller shall use its best efforts to cure such breach, and, if such breach cannot be cured, Seller shall, at Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price within thirty (30) days of Purchaser’s demand.  In the event that a breach shall involve any representation or warranty set forth in Section 3.01 and such breach cannot be cured within ninety (90) days of the earlier of either discovery by or notice to Seller of such breach, all of the Mortgage Loans shall, at Purchaser's option, be repurchased by Seller at the Repurchase Price.  [Notwithstanding the fact that a representation contained in Sections 3.02 may be limited to the Seller's knowledge, such limitation shall not relieve the Seller of its purchase obligation under the terms of this Section 3.03 if the substance of the representation is inaccurate.]  If the Seller repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Seller shall, at the Purchaser’s option, either (a) cause MERS to designate on the MERS® System the Seller as the beneficial holder of such Mortgage Loan or (b) cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Seller and shall cause such Mortgage to be removed from registration on the MERS® System in accordance with MERS’ rules and regulations.

(c)  Substitution.  If the breach shall involve a representation or warranty set forth in Section 3.02, Seller may, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Qualified Substitute Mortgage Loan or Loans.  If Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan.  At the time of repurchase or substitution, Purchaser and Seller shall arrange for the reassignment of such Mortgage Loan and release of the related Collateral File to Seller and the delivery to Seller of any documents held by Purchaser or its designee relating to such Mortgage Loan.  In the event Seller determines to substitute a Qualified Substitute Mortgage Loan for a repurchased Mortgage Loan, Seller shall, simultaneously with such reassignment, give written notice to Purchaser that substitution has taken place and identify the Qualified Substitute Mortgage Loan(s).  In connection with any such substitution, Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan(s) the representations and warranties except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution.  Seller shall effect such substitution by delivering to Purchaser, the Collateral Documents for such Qualified Substitute Mortgage Loan(s).  [For any month in which Seller substitutes a Qualified Substitute Mortgage Loan for a repurchased Mortgage Loan, Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all repurchased Mortgage Loans (after application of scheduled principal payments due in the month of substitution).  Seller shall notify the Purchaser of the amount of such shortfall in the month of substitution, and on the date of such substitution, Seller shall pay Purchaser an amount equal to the amount of such shortfall].

(d)  Indemnification.  In addition to its other obligations under this Agreement, but without duplication of effect, Seller shall indemnify Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach of Seller's representations and warranties contained in Sections 3.01 and 3.02.  The obligations of Seller set forth in this Section 3.03 to cure, substitute for, or repurchase a defective Mortgage Loan and to indemnify Purchaser as provided in this Section 3.03 constitute the sole remedies of Purchaser with respect to a breach of the foregoing representations and warranties.

(e)  Accrual of Cause of Action.  Any cause of action against Seller relating to or arising out of the breach of any representations and warranties made in Sections 3.01 or 3.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by Purchaser or notice thereof by Seller to Purchaser, and (ii) failure by Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon Seller by Purchaser for compliance with the relevant provisions of this Agreement.

Section 3.04.  Representations and Warranties Respecting Purchaser.  Purchaser represents, warrants and covenants to Seller that, as of each Closing Date:

(a)  Organization and Standing.  Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified to transact business in and is in good standing under the laws of each state in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such qualification;

(b)  Due Authority.  Purchaser has the full power and authority to perform, and to enter into and consummate, all transactions contemplated by this Agreement; Purchaser has the full power and authority to purchase and hold each Mortgage Loan and the Servicing Rights;

(c)  No Conflict.  Neither the acquisition of the Mortgage Loans or the Servicing Rights by Purchaser pursuant to this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s charter or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Purchaser or its property is subject;

(d)  No Pending Litigation.  There is no action, suit, proceeding, investigation or litigation pending or, to the Purchaser’s knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Purchaser would adversely affect the purchase of the Mortgage Loans by Purchaser hereunder, or Purchaser’s ability to perform its obligations under this Agreement; and

(e)  No Consent Required.  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Purchaser of or compliance by Purchaser with this Agreement or the consummation of the transactions contemplated by this Agreement (including, but not limited to, any approval from HUD), or if required, such consent, approval, authorization or order has been obtained prior to the Closing Date.

Section 3.05.  Early Payment Default.  With respect to any Mortgage Loan, if the Monthly Payment with respect to any one of the first three months following the Closing Date has not been paid, and the account is not paid current by the end of the second month after such Monthly Payment was due, the Seller shall, upon receipt of notice from the Purchaser of such default, promptly, and in no event more than thirty (30) days thereafter and without regard to any subsequent payment of such Monthly Payment, repurchase such Mortgage Loan from the Purchaser in accordance with Section 3.03(b) hereof.

ARTICLE IV

TRANSFER OF SERVICING RIGHTS

Section 4.01.  General.  The Mortgage Loans will be purchased by Purchaser and sold by Seller on a servicing-released basis and the purchase of the Mortgage Loans by Purchaser shall, for all purposes, include all Servicing Rights relating thereto.

Section 4.02.  Omitted.

Section 4.03.  Notice.  Seller shall, no later than fifteen (15) days prior to the Servicing Transfer Date, inform in writing all Mortgagors of the change in servicer from Seller to Purchaser or Purchaser’s designee, in accordance with applicable law.

Section 4.04.  Obligations of Seller after the Servicing Transfer Date.  Seller shall take, or cause to be taken, the following actions with respect to the Mortgage Loans on the Servicing Transfer Date (or within such time as may otherwise be specified below):

(a)  Other Documentation.  Seller shall provide Purchaser any and all documents reasonably required by Purchaser in order to fully transfer to Purchaser possession of all tangible evidence of the Servicing Rights transferred hereunder;

(b)  Mortgage Payments Received After Servicing Transfer Date.  Seller shall promptly forward to the Purchaser any payment received by it after the Servicing Transfer Date with respect to any of the Mortgage Loans, whether such payment is in the form of principal, interest, taxes, insurance, loss drafts, insurance refunds, etc., in the original form received, unless such payment has been received in cash or by Seller’s lock box facility, in which case Seller shall forward such payment in a form agreed to by the Parties.  Seller shall notify the Purchaser of the particulars of the payment, which notification shall set forth sufficient information to permit timely and appropriate processing of the payment by the Purchaser; and

(c)  Notifications and Transfers.  Seller shall take all steps necessary to transfer to the Purchaser all insurance policies, tax services, life of loan flood services, and other contracts that may exist with respect to each Mortgage Loan.

(d)  Delivery of Servicing Files.  Not later than the Servicing Transfer Date, the Seller, at its expense, shall deliver the Servicing Files to the Purchaser at the Ravenna Office in accordance with the procedures set forth in the Transfer Requirements/Instructions in Exhibit B or as otherwise agreed by the parties.

(e)  Delivery of Final Data Tape.  The Seller shall promptly deliver to the Purchaser the final month end data tape, in the format set forth on Exhibit B, within five (5) Business Days after the end of the month in which the Interim Servicing Period ends.  Said tape shall be sent to Purchaser at the Ravenna Office.

ARTICLE V

MISCELLANEOUS

Section 5.01.  Notices.  All demands, notices and communications required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given when delivered to the addresses indicated below or such other address as may hereafter be furnished to the other party by like notice.

If to Seller:

AmTrust Bank
1801 East Ninth Street, Suite 200
Cleveland, Ohio 44114
Attention: Kimon Zaverdonos, Director, Capital Markets

With a Copy to:

David W. Diskin
Director, Mortgage Business Risk

If to Purchaser:

First Place Bank
999 East Main Street
Ravenna, Ohio 44266
Attention:  Corporate Vice President, Loan Administration and Servicing

With Copy to:

First Place Bank
185 East Market Street
Warren, Ohio 44481-1102
Attention: General Counsel

Section 5.02.  Sale Treatment.  It is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by Seller and not a pledge of the Mortgage Loans by Seller to Purchaser to secure a debt or other obligation of Seller.  Consequently, the sale of each Mortgage Loan shall be reflected as a sale on Seller’s, and a purchase on Purchaser’s, business records, tax returns, and financial statements.  Accordingly, Seller and Purchaser shall each treat the transaction for federal income tax purposes as a sale by Seller, and a purchase by Purchaser, of the Mortgage Loans.

Section 5.03.  Exhibits.  The Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 5.04.  General Interpretive Principles.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)  The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of one gender herein shall be deemed to include the other gender;

(b)  Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)  References herein to "Articles," "Sections," "Subsections," "Paragraphs," and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)  Reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)  The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f)  The term "include" or "including" shall mean without limitation by reason of enumeration; and

(g)  Headings of the Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect

Section 5.05.  Reproduction of Documents.  This Agreement and all documents relating thereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 5.06.  Further Agreements.  Seller shall execute and deliver to Purchaser and Purchaser shall execute and deliver to Seller such additional documents, instruments, or agreements as may be reasonable and necessary to effectuate the purposes of this Agreement.

Section 5.07.  Omitted.

Section 5.08.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Ohio applicable to agreements entered into and wholly performed within that state.

Section 5.09.  Severability Clause.  Any part, provision, representation or warranty of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof.

Section 5.10.  Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Seller and Purchaser and the respective permitted successors and assigns of Seller and Purchaser.

Section 5.11.  Confidentiality.  Seller and Purchaser acknowledge and agree that the terms of This Agreement shall be kept confidential and its contents will not be divulged to any party without the other party’s consent, except to the extent that it is appropriate for Seller and Purchaser to do so in working with legal counsel, auditors, taxing authorities, or other governmental agencies.

Section 5.12.  Entire Agreement.  This Agreement constitutes the entire understanding between the parties hereto with respect to the Mortgage Loan Package and supersedes all prior or contemporaneous oral or written communications regarding it.  Seller and Purchaser understand and agree that no employee, agent or other representative of Seller or Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement.  This Agreement shall be modified, amended, or in any way altered except by an instrument in writing signed by both parties.

Remainder of Page Intentionally Blank.

IN WITNESS WHEREOF, Seller and Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

AMTRUST BANK

By:	/s/ Peter Goldberg
Name: Peter Goldberg
Title: Chief Executive Officer

By:	/s/ Jon Baymiller
Name: Jon Baymiller
Title:Executive Vice President

FIRST PLACE BANK

By:	/s/ Steven R. Lewis
Name: Steven R. Lewis
Title: Chief Executive Officer